Exhibit 11

                           Liberty Technologies, Inc.
                         Earnings Per Share Calculation



                                                       Three Months Ended
                                                           March 31,
                                                           ---------
                                                     1997              1996
                                                     ----              ----

Net loss                                         $ (213,000)        $ (123,000)

Weighted average shares outstanding               4,995,116          4,961,264

Dilutive effect of outstanding options and
warrants, net of tax benefits                         --                 --
                                                  ---------          ---------
Shares used in computing loss per share           4,995,116          4,961,264
                                                  =========          =========


Loss per share (primary and fully diluted)           $(0.04)            $(0.02)
                                                  =========          =========



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